EXHIBIT 10.19

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is effective as of January 1, 2009, by and between PICO Holdings, Inc., a diversified holding company formed under the laws of the state of California (the “Company”), and John R. Hart, an individual (“Employee”).

RECITALS

WHEREAS, the Company and Employee entered into a certain written Employment Agreement dated and effective as of May 7, 2007 (the “Agreement”);
WHEREAS, in accordance with Section 14 of the Agreement, the Company has determined that modifications to the Agreement are necessary to facilitate compliance with the requirements of Section 409A of the United States Internal Revenue Code of 1986, as amended (“Section 409A”); and
WHEREAS, pursuant to Section 14 of the Agreement, the Company and Employee agreed to cooperate and assist one another in order to adopt and implement such modifications.
NOW THEREFORE, in consideration of the foregoing, and their mutual promises contained herein, the parties agree to amend the Agreement to comply with the provisions of Section 409A as more specifically provided herein below.

1.	Section 3. Compensation shall be amended as follows:

a.	Subsection 3B. Incentive Award shall be amended by adding the following to the end of the last sentence:
“, within 2-1/2 months after the end of the fiscal year in which Employee performed the services to which the Incentive Award relates.”

b.	Subsection 3C. Stock Appreciation Rights shall be amended by adding the following to the end of the subsection:

“The stock appreciation rights shall be exercised in accordance with the terms of the stock appreciation award.  In compliance with Section 409A, the compensation payable under such stock appreciation rights cannot be greater than (1) the excess of the fair market value of such rights on the date of exercise, as determined by the closing market price on the NASDAQ Global Market on such date, over (2)  the exercise price described herein.  Notwithstanding the foregoing, the Company may, in its sole discretion, determine the fair market value of the stock appreciation rights at exercise using any other reasonable valuation method that also complies with Section 409A.”

2.	Section 5. Death or Disability of Employee shall be amended by adding the following sentence to the end of the section:

a.
“Any payment made in accordance with this Section 5 shall be paid no later than  2-1/2 months after the end of the year in which occurs Employee’s termination of employment for whatever reason described hereunder.”

3.	Section 6. Termination by Employee shall be amended by adding the following sentence to the end of the section:

a.	“Any payment made in accordance with this Section 6 shall be paid no later than 2-1/2 months after the end of the year in which occurs Employee’s termination of employment described hereunder.

4.	Section 19. Compliance with Code 409A shall be added to the Agreement as follows in its entirety:

a.	This Agreement is intended to comply with, or otherwise be exempt from, Code Section 409A.

b.
The Company shall undertake to administer, interpret and construe this Agreement in a manner that does not result in the imposition on Employee of any additional tax, penalty, or interest under Code Section 409A.  This provision shall not be construed as a guarantee by the Company of any particular tax effect to Employee under this Agreement.  The Company shall not be liable to Employee for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Code Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Code Section 409A.

c.
“Termination of employment”, or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Code Section 409A, the employee’s “separation from service” as defined in Code Section 409A.

d.
Notwithstanding any other provisions herein, if a payment obligation under this Agreement arises on account of Employee’s separation from service while the Employee is a “specified employee” (as defined under Code Section 409A and determined in good faith by the Company), any payment of deferred compensation subject to Code Section 409A, after giving effect to any exemptions provided thereunder, that is scheduled to be paid within six (6) months after such separation from service shall be paid within fifteen (15) days after the end of the six (6) month period beginning on the date of such separation from service, or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of Employee’s estate following his death.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on December 23, 2008, effective as of January 1, 2009.

PICO HOLDINGS, INC.

/s/  James F. Mosier_
Name

General Counsel and Secretary
Title

EMPLOYEE:

/s/John R. Hart_____________
John R. Hart